ADMINISTRATION FEE WAIVER AGREEMENT

      AGREEMENT dated March 1, 2006 by and between Constellation Funds, a Delaware business trust (the "Trust") and Touchstone Advisors, Inc. (the "Advisor").

      WHEREAS, the Trust currently consists of the following series: the Constellation Chartwell Short Duration Fixed Income Fund; Constellation Chartwell Ultra Short Duration Fixed Income Fund; Constellation Clover Core Fixed Income Fund; Constellation Clover Value Fund; Constellation Clover Small Cap Value Fund; Constellation HLAM Large Cap Quality Stock Fund; Constellation International Equity Fund; Constellation Pitcairn Diversified Growth Fund; Constellation Pitcairn Diversified Value Fund; Constellation Pitcairn Family Heritage Fund; Constellation Pitcairn Select Value Fund; Constellation Pitcairn Small Cap Fund; Constellation Pitcairn Taxable Bond Fund; Constellation Pitcairn Tax-Exempt Bond Fund; Constellation Sands Capital Select Growth Fund; Constellation Small Cap Value Opportunities Fund; Constellation Strategic Value and High Income Fund; TIP Healthcare & Biotechnology Fund; TIP Mid Cap Fund (individually a "Fund," collectively the "Funds"); and

      WHEREAS, the Advisor has acquired all of the assets of Constellation Investment Management Company, L.P. ("CIMCO") pursuant to the terms of an Asset Purchase Agreement (the "Acquisition"); and

      WHEREAS, prior to the Acquisition, CIMCO and the Trust entered into an Administration Agreement dated March 1, 2004 whereby CIMCO agreed to provide management and administrative services to the Trust in exchange for payment of an administration fee at an annual rate, which is calculated daily and paid monthly, equal to the greater of 0.15% of the Trust's average daily net assets up to and including $2 billion and 0.12% of all such assets in excess of $2 billion (the "CIMCO Administration Agreement"); and

      WHEREAS, as a result of the fee breakpoints provided under the CIMCO Administration Agreement, the administration fee paid by the Trust to CIMCO prior to the Acquisition was .1460% of the Trust's average daily net assets; and

      WHEREAS, the Advisor and the Trust entered into an Administration Agreement on February 17, 2006 whereby the Advisor has agreed to provide management and administrative services to the Trust in exchange for payment of an administration fee at an annual rate, which is calculated daily and paid monthly, equal to the greater of 0.15% of the Trust's average daily net assets up to and including $2 billion and 0.12% of all such assets in excess of $2 billion (the "Touchstone Administration Agreement"); and

      WHEREAS, the Advisor has agreed to maintain the effective administration fee rate of .1460% that was in effect prior to the Acquisition as a condition of the Acquisition pursuant to Section 15(f) of the Investment Company Act of 1940;

      NOW THEREFORE, the parties hereto agree as follows:

      1. ADMINISTRATION FEE WAIVER. To the extent that the aggregate administration fee payable by the Trust, on behalf of the Funds, in any fiscal year exceeds .1460%, the Advisor will waive the Trust's administration fees under the Touchstone Administration Agreement so that the net annual administration fees payable by the Trust, on behalf of each Fund, will not exceed .1460%.

      2. TERM AND TERMINATION OF AGREEMENT. This Agreement shall continue in effect until March 1, 2008 and may continue from year to year thereafter provided its continuance is specifically approved by a majority of the Trustees of the Trust. This Agreement shall terminate automatically upon the termination of the Touchstone Administration Agreement.

      3. AMENDMENTS. This Agreement or any part hereof may not be changed or waived except by an instrument in writing signed by both parties to the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

CONSTELLATION FUNDS


By:________________________

Name: _____________________

Title: ____________________


TOUCHSTONE ADVISORS, INC.


By:  ______________________

Name: _____________________

Title: ____________________